Manhattan Minerals Corp
First Quarter 2004
Interim Report

Manhattan Minerals Corp.
Consolidated Balance Sheets
(expressed in thousands of United States dollars)
(Unaudited)

	March 31,	December 31,
	2004	2003
	$	$

Assets

Current assets
Cash	368	1,083
Accounts receivable	31	23
Prepaid expenses and deposits	53	56
	452	1,162
Exploration expenditures (Note 2)	4,948	4,948

Property, plant and equipment	19	15
	5,419	6,125

Liabilities

Current liabilities
Accounts payable and accrued liabilities	836	1,005

Convertible promissory notes (Note 3)	915	791

	1,751	1,796

Shareholders' Equity

Capital Stock (Note 4)	108,228	108,215
Stock based compensation and warrants	660	648
Equity component of convertible promissory notes	235	235
Warrants	957	957

Deficit	(106,412)	(105,726)
	3,668	4,329
	5,419	6,125

Going concern and nature of operations (Note 1)
Approved by the Board of Directors

(Signed)	(Signed)
"Lawrence M. Glaser"	"John A. Clarke"
Director	Director

Manhattan Minerals Corp.
Consolidated Statements of Operations and Deficit
(expressed in thousands of United States dollars,
except shares and per share amounts)
(Unaudited)

	Three Months Ended

	March 31	March 31
	2004	2003
	(unaudited)	(unaudited)
	$	$

Expenses

Corporate general and administrative	537	216

Other expenses (income)

Stock based compensation	12	31
Foreign exchange gain on convertible debt	(8)	-
Foreign exchange loss	14	48
Financing	132	61
Interest income	(1)	-

	149	140

Loss for the period	686	356

Deficit, beginning of period, as previously reported	105,108	44,319
Adjustment on adoption of accounting standards	618	314
Deficit, beginning of period, as restated	105,726	44,633

Deficit - end of period	106,412	44,989

Basic and diluted loss per common share	0.01	0.01

Weighted average number of common shares outstanding	57,371,888	48,167,532
Number of common shares outstanding	57,396,507	48,532,911

Manhattan Minerals Corp.
Consolidated Statements of Cash Flows
(expressed in thousands of United States dollars)
(Unaudited)

	Three Months Ended

	March 31	March 31
	2004	2003
	(unaudited)	(unaudited)
	$	$

Cash flows from operating activities
Loss for the period	(686)	(356)
Amortisation	-	3
Foreign exchange (gain) loss	(2)	(2)
Financing	132	61
Stock based compensation	12	31
Net changes in non-cash working capital	(161)	239
Severance costs	-	(21)

	(705)	(45)

Cash flow from financing activities
Proceeds from exercise of options	-	13
Proceeds from exercise of warrants	-	184

	-	197

Cash flows from investing activities
Exploration expenditures	-	(223)
Property, plant and equipment	(4)	-

	(4)	(223)

Foreign exchange gain (loss) on cash held in foreign currency	(6)	2

Net cash and cash equivalents used during the period	(715)	(69)

Cash and cash equivalents - beginning of period	1,083	71

Cash and cash equivalents - end of period	368	2

Supplemental cash flow information (note 6)

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

1. Going Concern and Nature of Operations

These interim financial statements do not contain all the information required by Canadian generally accepted accounting principles for annual financial statements and should be read in conjunction with the most recent annual financial statements of Manhattan Minerals Corp. (the "Company") for the year ended December 31, 2003 (the "Annual Financial Statements"). These financial statements follow the same accounting policies and methods of application as those in the Company's Annual Financial Statements.

Manhattan Minerals Corp.'s primary activity is the exploration of precious and base metal mineral properties in Peru. The Company intends to bring its properties to production, structure joint ventures with others, option or lease properties to third parties, or sell them outright. The Company has not determined whether these properties contain ore reserves that are economically recoverable. As a result the Company is considered to be an exploration stage company. The recoverability of the amounts shown for exploration properties is dependent upon the existence of economically recoverable reserves, securing and maintaining title and beneficial interest in the property, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production. The amounts shown as exploration and project expenditures represent costs to date, less amounts amortized and/or written off, and do not necessarily represent present or future values.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. At March 31, 2004, the Company has a negative working capital position of $384,000 that is not sufficient to satisfy current general and administrative activities, and property obligations estimated at $3,325,000 for the 2004 fiscal year. Therefore, there is substantial doubt about the Company's ability to continue as a going concern.

The Company is investigating the possibility of raising additional capital through private placements and, although management has been successful in the past, there can be no assurance that it will be able to raise additional capital in the future.

The ability of the Company to continue as a going concern and to realize the carrying values of its assets and discharge its liabilities when due is dependent upon the raising of additional capital. Management believes raising sufficient additional capital will mitigate the adverse conditions and events that raise doubt about the validity of the going concern assumption used in preparing these financial statements. These financial statements do not give effect to any adjustments, which may be necessary should the Company be unable to continue as a going concern. Such adjustments may be material.

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

Measurement uncertainty

The Company has invested a total of $2,712,000 in its Papayo property interests. In order to maintain the property interest in good standing, the Company is required to meet certain financial obligations by July 15, 2004, including an aggregate $4,950,000 in exploration expenditures (of which 2,712,000 has been spent) and making a one time $50,000 payment to exercise the option. In the event that the Company does not fulfil its obligations by the due date, the Company's property interest may be deemed impaired, necessitating a write-down of up to $2,712,000, which amount would be charged to the statement of operations.

2. Exploration Expenditures

	March 30,	December 31,
	2004	2003
	$	$
Tambogrande Project
Tambogrande Concessions	1	1
Lancones Concessions	2,235	2,235
Papayo Joint Venture	2,712	2,712

	4,948	4,948

3. Convertible Promissory Notes

In October 2002, the Company issued 2,364 units, each unit comprising one CA$1,000 convertible promissory note and 1,960 share purchase warrants, for total gross proceeds of $1,504,000 (CA$2,364,000). The promissory notes mature 3 years from the issue date, are non-interest bearing and non-transferable. Each share purchase warrant entitles the holder to purchase one common share of the Company at a price of CA$0.51 up to October 16, 2005. The Company may redeem the notes by repaying the principal amount plus a redemption premium of 15% if redeemed by October 16, 2004 and 20% if redeemed by October 16, 2005.

The holder may convert the notes into common shares of the Company at a price which is the greater of CA$0.40 or the current market price of the common shares less the maximum allowable discount permitted by the Toronto Stock Exchange at the conversion date. To date, no notes have been converted into common shares. The principal amount of the notes is collateralized by a first security interest against certain of the Company's exploration assets in Peru. In accordance with Canadian generally accepted accounting principles, the convertible notes have been split between their liability and equity components.

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

In addition, a portion of the proceeds from the units has been allocated to the fair value of the share purchase warrants granted. The amount of $957,000 allocated to the warrants was measured using the Black-Scholes option pricing model, and was based on a risk free interest rate of 4%, an expected life of 3 years, an expected volatility of 100%, and a dividend yield rate of nil.

During the three months ended March 31, 2004 an accretion charge of $132,000 ($61,000 during the three months ended March 31, 2003) related to the convertible promissory notes was charged to operations and was recorded as a financing expense. In addition, a foreign exchange gain of $8,000 arising on the retranslation of the convertible debt at March 31, 2004 was reflected in the statement of operations and deficit.

4. Capital Stock

During the three months ended March 31, 2004, $13,00 in accounts payable was settled by issuance of 47,666 compensation shares under the Share Compensation Plan. During the three months ended March 31, 2003, in lieu of cash payments, 118,354 compensation shares were issued to retire outstanding severance costs of $ 62,000, and 30,000 compensation shares were issued in lieu of cash salaries and bonus payments of $16,000, which were charged to the Tambogrande project.

Stock Based Compensation

Effective January 1, 2004, the Company adopted the new accounting standard for stock based compensation, CICA 3870, which uses the fair value method of accounting for stock options granted to employees and directors. Accordingly, compensation expense was recorded for options granted prior to 2004 on a retroactive basis. Prior accounting periods and retained earnings have been restated to show the effect of compensation expense associated with stock options grants to employees and directors.

The fair values of the stock options were estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: a risk free rate of 4%, an expected life of 5 years, an expected volatility of 93%, and expected dividends of nil.

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

5. Segmented Financial Information

The Company operates in one segment: exploration and development of base and precious metals in Peru. Other reconciling adjustments comprise corporate general and administrative costs, financing expenses, foreign exchange, interest income, assets, capital expenditures, and amortisation reported by the Canadian head office.

		Other
	Exploration	Reconciling
	Expenditures	adjustments	Total
	$	$	$

Three months ended
March 31, 2004

Loss for the period	-	686	686
Total assets	5,077	342	5,419
Capital expenditures	-	4	4
Amortization	-	-	-

Three months ended
March 31, 2003

Loss for the period	-	356	356
Total assets	62,427	104	62,531
Capital expenditures	223	-	223
Amortization	-	3	3

6. Supplemental Cash Flow Information

	Three months ended

	March 31,	March 31,
	2004	2003
Significant non-cash operating, financing, and
investing activities

Common shares issued for project expenditures	$ -	$ 16
Common shares issued for severance liability	-	62
Common shares issued for liabilities	13	-

M A N H A T T A N  M I N E R A L S  C O R P.

Suite 350 - 885 Dunsmuir Street, Vancouver, British Columbia, Canada, V6C 1N5

E-MAIL: info@manhattan-min.com	CONTACT US at 1-604-669-3397 or
WEBSITE: www.manhattan-min.com	toll-free (USA/Canada) at 1-800-810-7111